EXHIBIT 99.3

Press Release
www.shire.com

Director Declaration

July 24, 2018 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Ian Clark, Non-Executive Director of the Company, is a Non-Executive Director of Forty Seven, Inc. and AVROBIO, Inc which both became publically quoted in June 2018.

This disclosure is made pursuant to LR 9.6.14 of the UK Listing Rules.

Stephen Williams
Deputy Company Secretary
For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 41 288 41 29
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Scott Burrows	scott.burrows@shire.com	+41 41 288 4195

Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global biotechnology leader serving patients with rare diseases and specialized conditions. We seek to push boundaries through discovering and delivering new possibilities for patient communities who often have few or no other champions. Relentlessly on the edge of what’s next, we are serial innovators with a diverse pipeline offering fresh thinking and new hope. Serving patients and partnering with healthcare communities in over 100 countries, we strive to be part of the entire patient journey to enable earlier diagnosis, raise standards of care, accelerate access to treatment, and support patients. Our diverse portfolio of therapeutic areas includes Immunology, Hematology, Genetic Diseases, Neuroscience, Internal Medicine, Ophthalmics, and Oncology.
Championing patients is our call to action - it brings the opportunity - and responsibility - to change people’s lives.

www.shire.com

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